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                                                                    EXHIBIT 11.1

ON ASSIGNMENT, INC.
STATEMENTS OF COMPUTATION OF NET EARNINGS PER
COMMON AND COMMON EQUIVALENT SHARES (UNAUDITED)
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
                                              Three Months Ended                 Nine Months Ended
                                                 September 30,                     September 30,
                                           ---------------------------     ---------------------------
                                              1997            1996            1997            1996
                                           -----------     -----------     -----------     -----------
Net income used to compute primary and
    fully diluted earnings per share        $2,163,000      $1,573,000      $5,716,000      $3,801,000
                                           ===========     ===========     ===========     ===========

Weighted average number of shares
    Outstanding                             10,626,000      10,254,000      10,516,000      10,176,000

Dilutive effect of stock options and
    Warrants                                   466,000         644,000         459,000         714,000
                                           -----------     -----------     -----------     -----------

Number of shares used to compute
    primary and fully diluted earnings
    per share                               11,092,000      10,898,000      10,975,000      10,890,000
                                           ===========     ===========     ===========     ===========

Net earnings per share                           $0.20           $0.14           $0.52           $0.35
                                           ===========     ===========     ===========     ===========

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